UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014 (October 21, 2014)

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to Limoneira Company’s (the “Company”) Amended and Restated Bylaws (the “Bylaws”), the members of the Company’s board of directors (the “Board”) are elected to serve staggered terms and are divided into three classes, equal in the number of directors, provided, however, that if the total number of directors is not divisible by three, the number of directors in any such class shall not be more than one greater or fewer than the number of directors in any other class. Following the previously disclosed death of Alan M. Teague, and after the appointment of Donald R. Rudkin to replace Allan M. Pinkerton, who previously resigned, the Board consisted of two directors in Class III, four directors in Class II and four directors in Class I.

At a meeting of the Board held on October 21, 2014, in order to ensure that the Board consists of three classes, with no class having more than one greater or fewer than the number of directors in any other class, and after discussion amongst the Board regarding such requirements, John W. Blanchard, previously a Class I director, resigned as a director. Immediately thereafter, Mr. Blanchard was appointed as a Class III director by the remaining members of the Board.

Mr. Blanchard’s resignation and reappointment were effected solely to reclassify the Board. For all other purposes, Mr. Blanchard’s service on the Board is deemed to have continued uninterrupted since his initial election to the Board in 1990. Mr. Blanchard’s compensation arrangements and his membership on the Audit and Finance Committee and Nominating and Corporate Governance Committee remain unaffected as a result of his reappointment. Mr. Blanchard and the other two directors in Class III, will stand for election at the annual meeting of the Company’s stockholders to be held in March 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2014	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley Chief Financial Officer, Treasurer and Corporate Secretary